Exhibit 99.1

RPM Completes Year of Record Growth with Strong Results

•	Full year sales increase 11%

•	Fourth-quarter sales growth accelerates, increasing 12%

•	Record net income, excluding asbestos charges, increases 9%

•	Continuing record growth expected for fiscal 2006

MEDINA, Ohio – July 25, 2005 – RPM International Inc. (NYSE: RPM) today reported record sales for the fiscal 2005 fiscal year and fourth quarter, ended May 31. Net income and earnings per share declined compared with the 2004 fiscal year and fourth quarter, due to continued asbestos liability costs. Excluding these costs, the company generated record earnings.

Fiscal 2005 Results

RPM achieved record net sales of $2.556 billion for its 2005 fiscal year, a 10.8% improvement compared with fiscal 2004. The year-over-year sales growth was the result of +8.1% organic growth, +1.4% favorable foreign currency translation, and +1.3% from acquisition activity.

Reported net income of $105.0 million and diluted earnings per share of $0.86 compared with fiscal 2004 net income of $141.9 million and diluted earnings per share of $1.16. Excluding the asbestos charges taken during 2005, adjusted net income of $154.5 million this year increased 8.9% compared with last year, while adjusted diluted earnings per share of $1.25 rose 7.8% above fiscal 2004 diluted earnings of $1.16 per share. During the 2005 third fiscal quarter, the company retrospectively adopted the provisions of Emerging Issues Task Force Issue 04-8, “The Effects of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”). Net income for fiscal 2004 was unchanged by this retrospective application of EITF 04-8, but diluted earnings per share decreased by $0.06.

Notably, RPM’s early adoption of FAS 123 (“Accounting for Stock-Based Compensation”) in the first quarter of fiscal 2005, in conjunction with its new omnibus equity incentive plan approved by RPM stockholders at its annual meeting in October 2004, reduced fiscal 2005 earnings by approximately $0.03 per diluted share compared with fiscal 2004.

Consolidated earnings before interest and taxes (EBIT) of $199.1 million compared with $246.6 million last year. Excluding the asbestos charges, adjusted EBIT comparatively increased year over year by 12.4%, to $277.1 million. This increase is despite the added costs of the early adoption of FAS 123, as well as significantly higher raw material costs, partially offset by ongoing pricing initiatives and programs to improve productivity.

RPM’s industrial segment sales, which accounted for 56.4% of 2005 consolidated sales, increased 13.3% to $1.442 billion. This year-over-year sales growth was +9.4% organic, +1.9% favorable foreign exchange translation, and +2.0% from acquisitions, net of a small divestiture. The industrial segment EBIT advanced 19.6% to $168.0 million, strengthening this segment’s EBIT margin by 70 basis points, to 11.7%, compared with the prior year.

Consumer segment sales, which accounted for 43.6% of consolidated sales, grew 7.7% to $1.114 billion. This year-over-year sales growth was +6.6% organic, +0.8% net favorable foreign

RPM Completes Year of Record Growth
July 25, 2005

exchange translations, and the balance from an acquisition. The consumer segment EBIT grew 3.1% to $147.2 million, an EBIT margin of 13.2% compared with $142.7 million, a 13.8% margin, a year ago, reflecting the higher material costs this year that particularly impacted this segment.

Fiscal 2005 cash flow from operations was $157.4 million, an increase of $3.4 million compared with fiscal 2004 cash flow. Capital expenditures of $55.6 million compared with depreciation of $49.8 million. Total debt increased $120.5 million, including the net refinancing proceeds less subsequent debt paydowns, from the $200 million 4.45% Senior Notes due 2009 sold in September 2004. The excess cash from these Notes was being held at year end in cash and short-term investments toward satisfying RPM’s indebtedness under its $150 million 7.0% Senior Notes, which matured on June 15, 2005. Accordingly, RPM’s net (of cash) debt-to-capital ratio improved to 38.5% from 41.3% at the end of fiscal 2004.

Asbestos Charges

After-tax asbestos-related payments during fiscal 2005 totaled $42.8 million versus last year’s $33.7 million; however, last year had the benefit of the remaining third-party insurance supplement, amounting to $9.4 million on a pre-tax basis. Before taxes and before insurance, total asbestos-related payments of $67.4 million ($47 million indemnity) this year compared with $63.4 million ($55 million indemnity) last year.

RPM evaluates the adequacy of its asbestos liability reserves each quarter and adjusts these reserves when appropriate. Accordingly, the company took an additional $16.0 million pre-tax asbestos charge in the fourth quarter of 2005, bringing the total pre-tax charges to $78 million for the fiscal year. This fourth-quarter charge brings RPM balance sheet reserves for asbestos liability to $101.2 million at May 31, 2005. The company believes this level sufficiently supports a conservatively estimated valuation of existing claims in light of the company’s more aggressive defense strategy, which entails higher legal costs but has produced ultimately lower resolution costs. The company reaffirmed its commitment to this strategy for managing this liability, and that its outlook is in line with current reserve assumptions.

“While our asbestos challenges and costs are far from over, we believe that the greater public awareness of the abuses of our legal system and, in some cases, outright fraud surrounding asbestos litigation are key factors in our outlook of a flattening cost profile and our belief that these costs will begin to decline over the long run,” said Frank C. Sullivan, president and CEO. “Nonetheless, investors should anticipate volatility in future period filings and costs as the various factors surrounding this liability, including state and federal reform, changes in court proceedings and a more aggressive defense strategy, create greater near-term uncertainty in this significant element of our cash flow.”

Fourth-Quarter Sales and Earnings

RPM reported consolidated record net sales of $754.4 million for the fiscal 2005 fourth quarter, a 12.4% increase compared with last year’s fourth-quarter. The year-over-year sales growth was comprised of +10.3% organic, +1.5% favorable foreign exchange translation, and +0.6% from acquisition activity.

RPM Completes Year of Record Growth
July 25, 2005

The company reported net income of $46.2 million, or $0.37 per diluted share, compared with net income of $53.0 million, or $0.43 per diluted share, in the fiscal 2004 fourth quarter. Excluding the asbestos charges taken during the 2005 fourth quarter, adjusted net income of $57.0 million this year increased 7.7% compared with last year, while adjusted earnings per share of $0.46 increased 7.0% compared with the 2004 fourth-quarter diluted earnings of $0.43 per share. The retrospective application of EITF 04-8 reduced fourth-quarter 2004 diluted earnings per share by $0.02.

RPM’s early adoption of FAS 123, in conjunction with its new omnibus equity incentive plan, reduced fourth-quarter 2005 earnings by approximately $0.01 per share.

Consolidated EBIT of $84.2 million compared with $88.0 million in the year-ago quarter. Excluding the asbestos charges, adjusted EBIT comparatively increased year over year by 13.9%, to $100.2 million. This increase mainly reflects the leverage benefits from the sales volume strength during the quarter, despite the added costs of the early adoption of FAS 123, as well as continued higher raw material costs, partially offset by ongoing pricing initiatives and programs to improve productivity.

RPM’s industrial segment sales, which accounted for 55.4% of 2005 fourth-quarter consolidated sales, exhibited strength nearly throughout the segment, increasing 15.6% to $418.0 million. This year-over-year sales growth was +12.5% organic, +2.0% favorable foreign exchange translation, and +1.1% from acquisitions, net of a small divestiture. The industrial segment EBIT expanded 20.5% to $53.8 million, strengthening this segment’s EBIT margin by 60 basis points, to 12.9%, compared with the year-ago quarter.

Consumer segment sales, which accounted for 44.6% of consolidated sales, grew 8.7% to $336.4 million. This year-over-year sales growth was +7.7% organic, + 0.9% net favorable foreign exchange translation, and the balance from an acquisition. The consumer segment EBIT improved 11.5% to $56.7 million, strengthening this segment’s EBIT margin by 50 bps, to 16.9%, reflecting leveraged earnings from the higher sales volume.

Reconciliations of EBIT and adjusted net income to the most comparable Generally Accepted Accounting Principles (GAAP) measures, an explanation of how RPM uses EBIT in managing its businesses and a reconciliation of reported results to results excluding the impact of the asbestos charge are provided in the supplemental data accompanying this release.

Business Outlook

“We’re very pleased with our overall operating performance this past year, particularly in light of a sharply rising material cost environment,” said Sullivan. “Our companies have been able to narrow the margin gap brought on by these higher costs through spending controls, productivity improvements and pricing initiatives. We will continue to focus on each of these elements of profitability in anticipation of continuing raw material cost challenges. We are also benefiting from efforts to cross-market our products and services and by the introduction of innovative new products and services to the markets we serve. Additionally, we are pleased with the acquisition progress we’ve made these past few years, and will continue to target complementary acquisitions both here in North America and in Europe. We expect to continue to capitalize on the fundamental strengths of our businesses to further our earnings and cash flow goals. For our 2006 fiscal year, we are anticipating revenue growth in the 6% to 8% range, generating earnings growth of 8% to 10%, before asbestos costs or the positive impact of any acquisition activity.”

RPM Completes Year of Record Growth
July 25, 2005

Webcast Information

RPM management will host a conference call to further discuss these results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 888-396-2369 or 617-847-8710 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. For those unable to listen to the live call, a replay will be available from approximately 12:00 noon Eastern time on July 25 until 8:00 p.m. Eastern time on August 1, 2005. The replay can be accessed by dialing 888-286-8010 or 617-801-6888. The access code is 77574714. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president of finance and communications, at 330-273-8820 or ghasman@rpminc.com.

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-114259), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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CONSOLIDATED STATEMENTS OF INCOME
In thousands, except per share data

	AS REPORTED				ADJUSTED (a)
	Year Ended		Three Months Ended		Year Ended		Three Months Ended
	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales	$2,555,735	$2,307,553	$754,416	$671,011	$2,555,735	$2,307,553	$754,416	$671,011
Cost of sales	1,449,184	1,276,372	424,557	368,251	1,449,184	1,276,372	424,557	368,251

Gross profit	1,106,551	1,031,181	329,859	302,760	1,106,551	1,031,181	329,859	302,760
Selling, general & administrative expenses	829,445	784,620	229,696	214,810	829,445	784,620	229,696	214,810
Asbestos charges	78,000		16,000
Interest expense, net	35,378	28,945	9,893	8,184	35,378	28,945	9,893	8,184

Income before income taxes	163,728	217,616	74,270	79,766	241,728	217,616	90,270	79,766
Provision for income taxes	58,696	75,730	28,064	26,793	87,194	75,730	33,237	26,793

Net Income	$105,032	$141,886	$46,206	$52,973	$154,534	$141,886	$57,033	$52,973

Basic earnings per share of common stock	$0.90	$1.23	$0.39	$0.46	$1.32	$1.23	$0.49	$0.46

Diluted earnings per share of common stock (b)	$0.86	$1.16	$0.37	$0.43	$1.25	$1.16	$0.46	$0.43

Average shares of common stock outstanding - basic	116,899	115,777	117,489	116,045	116,899	115,777	117,489	116,045

Average shares of common stock outstanding - diluted (b)	126,364	124,744	126,973	125,125	126,364	124,744	126,973	125,125

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during the second, third and fourth quarters of fiscal 2005.

(b)	Amounts for all periods presented include the effect of our contingently issuable shares, as required by EITF Issue No. 04-8.

SUPPLEMENTAL SEGMENT INFORMATION
In thousands

	AS REPORTED				ADJUSTED (a)
	Year Ended		Three Months Ended		Year Ended		Three Months Ended
	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales:
Industrial Segment	$1,441,548	$1,272,781	$418,008	$361,529	$1,441,548	$1,272,781	$418,008	$361,529
Consumer Segment	1,114,187	1,034,772	336,408	309,482	1,114,187	1,034,772	336,408	309,482

Total	$2,555,735	$2,307,553	$754,416	$671,011	$2,555,735	$2,307,553	$754,416	$671,011

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$168,578	$140,706	$54,015	$44,716	$168,578	$140,706	$54,015	$44,716
Interest (Expense), Net	532	192	255	107	532	192	255	107

EBIT (c)	$168,046	$140,514	$53,760	$44,609	$168,046	$140,514	$53,760	$44,609

Consumer Segment
Income Before Income Taxes (b)	$147,601	$142,852	$56,894	$50,921	$147,601	$142,852	$56,894	$50,921
Interest (Expense), Net	415	104	148	16	415	104	148	16

EBIT (c)	$147,186	$142,748	$56,746	$50,905	$147,186	$142,748	$56,746	$50,905

Corporate/Other
Income Before Income Taxes (b)	$(152,451)	$(65,942)	$(36,639)	$(15,871)	$(74,451)	$(65,942)	$(20,639)	$(15,871)
Interest (Expense), Net	(36,325)	(29,241)	(10,296)	(8,307)	(36,325)	(29,241)	(10,296)	(8,307)

EBIT (c)	$(116,126)	$(36,701)	$(26,343)	$(7,564)	$(38,126)	$(36,701)	$(10,343)	$(7,564)

Consolidated
Income Before Income Taxes (b)	$163,728	$217,616	$74,270	$79,766	$241,728	$217,616	$90,270	$79,766
Interest (Expense), Net	(35,378)	(28,945)	(9,893)	(8,184)	(35,378)	(28,945)	(9,893)	(8,184)

EBIT (c)	$199,106	$246,561	$84,163	$87,950	$277,106	$246,561	$100,163	$87,950

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during the second, third and fourth quarters of fiscal 2005.

(b)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
In thousands

	May 31, 2005	May 31, 2004
Assets

Current Assets
Cash and short-term investments	$184,140	$34,559
Trade accounts receivable	571,649	506,286
Allowance for doubtful accounts	(18,565)	(18,147)

Net trade accounts receivable	553,084	488,139
Inventories	334,404	289,359
Deferred income taxes	40,876	40,919
Prepaid expenses and other current assets	158,991	138,613

Total current assets	1,271,495	991,589

Property, Plant and Equipment, at Cost	775,564	767,072
Allowance for depreciation and amortization	(385,586)	(386,017)

Property, plant and equipment, net	389,978	381,055

Other Assets
Goodwill	663,224	648,243
Other intangible assets, net of amortization	275,744	282,372
Other	55,804	46,832

Total other assets	994,772	977,447

Total Assets	$2,656,245	$2,350,091

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$274,573	$205,092
Current portion of long-term debt	97	991
Accrued compensation and benefits	95,667	88,670
Accrued loss reserves	65,452	56,699
Asbestos-related liabilities	55,000	47,500
Other accrued liabilities	84,550	75,513

Total current liabilities	575,339	474,465

Long-Term Liabilities
Long-term debt, less current maturities	837,948	718,929
Asbestos-related liabilities	46,172	43,107
Other long-term liabilities	71,363	59,910
Deferred income taxes	78,914	78,388

Total long-term liabilities	1,034,397	900,334

Total liabilities	1,609,736	1,374,799

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 117,554; 116,122)	1,176	1,161
Paid-in capital	535,204	513,986
Treasury stock, at cost
Accumulated other comprehensive income (loss)	10,004	(3,881)
Retained earnings	500,125	464,026

Total stockholders’ equity	1,046,509	975,292

Total Liabilities and Stockholders’ Equity	$2,656,245	$2,350,091

CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands

	Year Ended May 31,
	2005	2004
Cash Flows From Operating Activities
Net income	$105,032	$141,886
Depreciation and amortization	65,992	63,277
Items not affecting cash and other	5,160	(10,812)
Changes in operating working capital	(26,406)	(6,581)
Changes in asbestos-related liabilities, net of tax	7,574	(33,735)

	157,352	154,035

Cash Flows From Investing Activities
Capital expenditures	(55,609)	(51,253)
Acquisition of businesses, net of cash acquired	(20,100)	(37,703)
Proceeds from the sale of assets	5,426	3,664
Other	(5,685)	(17,254)

	(75,968)	(102,546)

Cash Flows From Financing Activities
Additions to (reductions of) long-term and short-term debt	120,488	(6,278)
Cash dividends	(68,933)	(63,651)
Exercise of stock options	12,543	5,796

	64,098	(64,133)

Effect of Exchange Rate on Cash and Short-Term Investments	4,099	234

Increase in Cash and Short-Term Investments	$149,581	$(12,410)